(Letterhead of Branden T.. Burningham, Esq.)

March 30, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Tecon, Inc., a Utah corporation (the
          "Registrant"), SEC File No. 2-97869-D, to be filed on or about April 1, 1999, covering the registration and issuance of 600,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham